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                                                   EXHIBIT 10.10


                                  AGREEMENT AND

                             PLAN OF REORGANIZATION

                             DATED APRIL     , 1996

                                  BY AND AMONG

                             PUMA TECHNOLOGY, INC.,

                            A CALIFORNIA CORPORATION,

                             PUMA ACQUISITION, INC.,

                          A NEW HAMPSHIRE CORPORATION,

                               INTELLILINK CORP.,

                          A NEW HAMPSHIRE CORPORATION,

                               MICHAEL BLANCHETTE,

                         KEITH CROZIER AND THOMAS PAYNE



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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1  "Affiliate". . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  "Ancillary Documents". . . . . . . . . . . . . . . . . . . . . . .   1
     1.3  "Code" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.4  "Commission" . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.5  "Confidential Information" . . . . . . . . . . . . . . . . . . . .   1
     1.6  "IntelliLink Dissenting Shares". . . . . . . . . . . . . . . . . .   1
     1.7  "IntelliLink Shares" . . . . . . . . . . . . . . . . . . . . . . .   2
     1.8  "Securities" . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.9  "Securities Act" . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.10 "Shareholders" . . . . . . . . . . . . . . . . . . . . . . . . . .   2

2.   Plan of Reorganization. . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.2  Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . .   2
     2.4  Conversion of Stock Options. . . . . . . . . . . . . . . . . . . .   3
     2.5  Conversion of Certain IntelliLink Notes and Stock Options. . . . .   3
     2.6  Conversion of Greylock Warrant and Greylock Convertible
          Debenture. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.7  Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.8  Dissenting Rights. . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.9  The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.10 Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     2.11 Tax Free Reorganization. . . . . . . . . . . . . . . . . . . . . .   4
     2.12 Purchase Accounting. . . . . . . . . . . . . . . . . . . . . . . .   4
     2.13 Exemption from Registration. . . . . . . . . . . . . . . . . . . .   4
     2.14 Restricted Securities. . . . . . . . . . . . . . . . . . . . . . .   4

3.   Representations and Warranties of IntelliLink and the Founders. . . . .   4
     3.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     3.2  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.3  Power, Authority and Validity. . . . . . . . . . . . . . . . . . .   5
     3.4  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .   6
     3.5  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     3.6  Tax Free Reorganization. . . . . . . . . . . . . . . . . . . . . .   7
     3.7  Absence of Certain Changes or Events . . . . . . . . . . . . . . .   7
     3.8  Title and Related Matters. . . . . . . . . . . . . . . . . . . . .   8
     3.9  Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.10 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . .   9
     3.11 Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.12 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.13 Compliance With Law. . . . . . . . . . . . . . . . . . . . . . . .  10
     3.14 Labor Difficulties; No Discrimination. . . . . . . . . . . . . . .  10
     3.15 Insider Transactions . . . . . . . . . . . . . . . . . . . . . . .  10
     3.16 Employees, Independent Contractors and Consultants . . . . . . . .  10
     3.17 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.18 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.19 Governmental Authorizations and Regulations. . . . . . . . . . . .  10
     3.20 Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.21 Compliance with Environmental Requirements . . . . . . . . . . . .  11
     3.22 Corporate Documents. . . . . . . . . . . . . . . . . . . . . . . .  11


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     3.23 No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.24 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.25 Founders Investment Representations. . . . . . . . . . . . . . . .  11

4.   Representations and Warranties of Puma and Sub. . . . . . . . . . . . .  13
     4.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.2  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.3  Power, Authority and Validity. . . . . . . . . . . . . . . . . . .  14
     4.4  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  14
     4.5  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.6  Tax Free Reorganization. . . . . . . . . . . . . . . . . . . . . .  15
     4.7  Absence of Certain Changes or Events . . . . . . . . . . . . . . .  15
     4.8  Title and Related Matters. . . . . . . . . . . . . . . . . . . . .  16
     4.9  Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.10 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . .  17
     4.11 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.12 Compliance With Law. . . . . . . . . . . . . . . . . . . . . . . .  18
     4.13 Labor Difficulties; No Discrimination. . . . . . . . . . . . . . .  18
     4.14 Employees, Independent Contractors and Consultants . . . . . . . .  18
     4.15 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.16 Governmental Authorizations and Regulations. . . . . . . . . . . .  18
     4.17 Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.18 Compliance with Environmental Requirements . . . . . . . . . . . .  18
     4.19 No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.20 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

5.   Preclosing Covenants of IntelliLink and Puma. . . . . . . . . . . . . .  19
     5.1  Material Consents. . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.2  Conduct of IntelliLink Business. . . . . . . . . . . . . . . . . .  19
     5.3  Advice of Changes. . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.4  Crozier Loans. . . . . . . . . . . . . . . . . . . . . . . . . . .  20

6.   Mutual Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     6.1  No Public Announcement . . . . . . . . . . . . . . . . . . . . . .  21
     6.2  Due Diligence, Investigation, and Audits . . . . . . . . . . . . .  21
     6.3  Regulatory Filings; Consents; Reasonable Efforts . . . . . . . . .  21
     6.4  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .  21

7.   Closing Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     7.1  Filing of Agreement of Merger. . . . . . . . . . . . . . . . . . .  22
     7.2  Exchange of Certificates . . . . . . . . . . . . . . . . . . . . .  22
     7.3  Delivery of Stock Option Documents; Other Stock Option Matters . .  22
     7.4  Delivery of Documents. . . . . . . . . . . . . . . . . . . . . . .  23

8.   Conditions to IntelliLink's Obligations . . . . . . . . . . . . . . . .  23
     8.1  Accuracy of Representations and Warranties . . . . . . . . . . . .  23
     8.2  Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     8.3  No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     8.4  Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     8.5  No Adverse Development . . . . . . . . . . . . . . . . . . . . . .  23
     8.6  Government Consents. . . . . . . . . . . . . . . . . . . . . . . .  23
     8.7  Greylock Warrant.. . . . . . . . . . . . . . . . . . . . . . . . .  23
     8.9  Date of Closing. . . . . . . . . . . . . . . . . . . . . . . . . .  24
     8.10 Securities Laws. . . . . . . . . . . . . . . . . . . . . . . . . .  24
     8.11 Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

9.   Conditions to Puma's and Sub's Obligations. . . . . . . . . . . . . . .  24
     9.1  Accuracy of Representations and Warranties . . . . . . . . . . . .  24
     9.2  Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     9.3  No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     9.4  Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     9.5  No Adverse Development . . . . . . . . . . . . . . . . . . . . . .  24
     9.6  Required Consents. . . . . . . . . . . . . . . . . . . . . . . . .  24
     9.7  Government Consents. . . . . . . . . . . . . . . . . . . . . . . .  24
     9.8  Right of First Refusal and Co-Sale Agreement . . . . . . . . . . .  25
     9.9  Employment, Consulting and Non-Competition Agreements. . . . . . .  25
     9.10 Shareholders Representation Agreement. . . . . . . . . . . . . . .  25
     9.12 Tax Free Reorganization; Net Operating Loss Carryforwards. . . . .  25
     9.13 Date of Closing. . . . . . . . . . . . . . . . . . . . . . . . . .  25
     9.14 Securities Laws. . . . . . . . . . . . . . . . . . . . . . . . . .  25
     9.15 Amendment to Puma Amended and Restated Articles of Incorporation .  25
     9.16 Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

10.  Termination of Agreement. . . . . . . . . . . . . . . . . . . . . . . .  26
     10.1 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     10.2 Liability for Termination. . . . . . . . . . . . . . . . . . . . .  26
     10.3 Certain Effects of Termination . . . . . . . . . . . . . . . . . .  26
     10.4 Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     10.5 Right to Damages . . . . . . . . . . . . . . . . . . . . . . . . .  27

11.  Escrow and Indemnification. . . . . . . . . . . . . . . . . . . . . . .  27
     11.1  Survival of Representations, Warranties and Covenants . . . . . .  27
     11.2  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     11.3  Escrow Fund . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     11.4  Escrow Period . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     11.5  Protection of Escrow Fund . . . . . . . . . . . . . . . . . . . .  28
     11.6  Claims Upon Escrow Fund . . . . . . . . . . . . . . . . . . . . .  28
     11.7  Objections to Claims. . . . . . . . . . . . . . . . . . . . . . .  28
     11.8  Resolution of Conflicts . . . . . . . . . . . . . . . . . . . . .  29
           (a)  Memorandum of Agreement. . . . . . . . . . . . . . . . . . .  29
           (b)  Arbitration. . . . . . . . . . . . . . . . . . . . . . . . .  29
           (c)  Judgment . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     11.9  Distribution Upon Termination of Escrow Period. . . . . . . . . .  29
     11.10 IntelliLink Agent . . . . . . . . . . . . . . . . . . . . . . . .  29
     11.11 Actions of the IntelliLink Agent. . . . . . . . . . . . . . . . .  30
     11.12 Third-Party Claims. . . . . . . . . . . . . . . . . . . . . . . .  30
     11.13 Escrow Agent's Duties and Powers. . . . . . . . . . . . . . . . .  31
     11.14 Non-exclusive Remedies. . . . . . . . . . . . . . . . . . . . . .  31

12.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     12.1  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     12.2  Binding upon Successors and Assigns . . . . . . . . . . . . . . .  32
     12.3  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     12.4  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . .  32
     12.5  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     12.6  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     12.7  Amendment and Waivers . . . . . . . . . . . . . . . . . . . . . .  32
     12.8  Survival of Agreements. . . . . . . . . . . . . . . . . . . . . .  32
     12.9  No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     12.10 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     12.11 Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

     12.12 Construction of Agreement . . . . . . . . . . . . . . . . . . . .  33
     12.13 No Joint Venture. . . . . . . . . . . . . . . . . . . . . . . . .  33
     12.14 Pronouns. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     12.15 Further Assurances. . . . . . . . . . . . . . . . . . . . . . . .  33
     12.16 Absence of Third Party Beneficiary Rights . . . . . . . . . . . .  34


                                    EXHIBITS

     Exhibit 2.1         Agreement of Merger
     Exhibit 2.2         Conversion of Stock Held by Intellilink Shareholders
     Exhibit 2.6A        Greylock Warrant
     Exhibit 2.6B        Greylock Convertible Debenture
     Exhibit 2.14        Stock Certificate Legends
     Exhibit 3           IntelliLink and Founders Disclosure Schedule
     Exhibit 4           Puma and Sub Disclosure Schedule
     Exhibit 5.4A        Form of Promissory Note
     Exhibit 5.4B        Escrow Agreement for Crozier Security Shares
     Exhibit 9.8         Right of First Refusal and Co-Sale Agreement
     Exhibit 9.10        Shareholders Representation Agreement
     Exhibit 9.11        Escrow Agreement
     Exhibit 9.15 Amendment to the Puma Amended and Restated Articles of Incorporation

                      AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into this _____________ day of April, 1996, by and among Puma Technology, Inc., a California corporation ("Puma"), Puma Acquisition, Inc., a New Hampshire corporation and a wholly-owned subsidiary of Puma ("Sub"), IntelliLink Corp., a New Hampshire corporation ("IntelliLink") and each of Michael Blanchette, Keith Crozier and Thomas Payne (the foregoing three individuals are collectively referred to herein as the "Founders").

                                    RECITALS

     A. Subject to and in accordance with the terms and conditions of this Agreement and pursuant to the Agreement of Merger attached hereto as Exhibit 2.1 ("Agreement of Merger"), the respective Board of Directors of Puma, Sub and IntelliLink, and Puma, as sole shareholder of Sub, have approved the merger of Sub with and into IntelliLink (the "Merger"), whereby all of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock of IntelliLink ("IntelliLink Stock") will be converted into shares of Common Stock of Puma ("Puma Common Stock").

     B. For federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     C. The parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

                                    AGREEMENT

     NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

     1.   DEFINITIONS.

          1.1 "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

          1.2 "Ancillary Documents" shall mean the agreements that are exhibits to this Agreement.

          1.3 "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

          1.4 "Commission" shall mean the United States Securities and Exchange Commission.

          1.5 "Confidential Information" shall mean confidential information of a party ("Disclosing Party") which is disclosed to another party ("Receiving Party"). Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information.

          1.6 "IntelliLink Dissenting Shares" shall mean those IntelliLink Shares held by holders who perfect their dissenters rights under the laws of New Hampshire with respect thereto.

          1.7 "IntelliLink Shares" shall mean the shares of IntelliLink Common Stock issued and outstanding at the effective time of the Merger, other than the Dissenting Shares.

          1.8 "Securities" shall mean the IntelliLink Shares and IntelliLink Dissenting Shares.

          1.9 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

          1.10 "Shareholders" shall mean the holders of the outstanding shares of IntelliLink Common Stock.

     2.   PLAN OF REORGANIZATION.

          2.1 THE MERGER. Subject to the terms and conditions of this Agreement and the Agreement of Merger, Sub shall be merged with and into IntelliLink in accordance with the applicable provisions of the laws of the State of New Hampshire and with the terms and conditions of this Agreement and the Agreement of Merger, so that:

               (a) At the Effective Time (as defined below), Sub shall be merged with and into IntelliLink. As a result of the Merger, the separate corporate existence of Sub shall cease and IntelliLink shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Sub in accordance with the laws of New Hampshire.

               (b) The Articles of Incorporation and Bylaws of IntelliLink in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws, respectively, of Surviving Corporation after the Effective Time unless and until further amended as provided by law.

               (c) The directors and officers of the Surviving Corporation after the Effective Time shall be as set forth in the Agreement of Merger. Such directors and officers shall hold their position until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of Surviving Corporation.

          2.2  CONVERSION OF SHARES.    Each share of IntelliLink Stock, issued
and outstanding immediately prior to the Effective Time, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into such number of shares of fully paid and nonassessable Puma Common Stock (the shares of Puma Common Stock issued pursuant hereto shall also be referred to as the "Merger Consideration" or the "Merger Shares") as shall be determined by the Exchange Ratio defined below. The Exchange Ratio shall equal the result of dividing 1,425,000 shares by the aggregate number of shares of Common Stock of IntelliLink which would be outstanding upon the conversion or exercise of all outstanding Preferred Stock, options, and warrants to purchase any Securities or outstanding notes or debentures convertible into the Securities as of the date immediately preceding the Effective Time. Assuming the capitalization of Intellilink is as described in Section 4.2 and Exhibit 4, the number of shares of Puma Common Stock received by Intellilink shareholders and securityholders described in Section 2.5 below shall be as described in Exhibit 2.2 hereto. The number of shares of Puma Common Stock actually issued in the Merger will be reduced proportionately to the extent any IntelliLink security holders exercise dissenters' rights, and for any stock splits, stock dividends, recapitalizations and the like.

          2.3 Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall automatically without any action on the part of the holder thereof be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          2.4 CONVERSION OF STOCK OPTIONS. Except as described in Section 2.5 below, each outstanding stock option under IntelliLink's Stock Option Plan (an "IntelliLink Option"), whether vested or unvested, shall be deemed to constitute an option ("Assumed Option") to acquire, on the same terms and conditions as were applicable under the IntelliLink Option, such number of shares of Puma Common Stock as the holder of such IntelliLink Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest tenth of a whole share), at a price per share (rounded up to the nearest whole cent) equal to (x) the aggregate exercise price per share of IntelliLink Common Stock otherwise purchasable pursuant to such IntelliLink Option immediately prior to the Effective Time divided by (y) the number of full shares of Puma Common Stock deemed purchasable pursuant to such IntelliLink Option in accordance with the foregoing; PROVIDED, HOWEVER, that, in the case of any IntelliLink Option to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 425(a) of the Code.

          2.5 CONVERSION OF CERTAIN INTELLILINK NOTES AND STOCK OPTIONS. Any and all securities of Intellilink issued and outstanding immediately prior to the Effective Time by Thomas Payne, Roger Lee, Kenneth Anderson and Middlefield Ventures, Inc. shall be deemed to have been fully converted or exercised immediately prior to the Effective Time and will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into such number of shares of fully paid and nonassessable Puma Common Stock as shall be determined by the Exchange Ratio as set forth in
Section 2.2 above.

          2.6 CONVERSION OF GREYLOCK WARRANT AND GREYLOCK CONVERTIBLE DEBENTURE. The outstanding warrants to purchase 1,002,990 shares of IntelliLink Series B Preferred Stock shall be deemed to constitute the warrant substantially in the form attached hereto as Exhibit 2.6A. The outstanding convertible debenture to purchase 1,231,452 shares of IntelliLink Series A Preferred Stock shall be deemed to constitute the debenture substantially in the form attached hereto as Exhibit 2.6B.

          2.7 FRACTIONAL SHARES. No fractional shares of Puma Common Stock will be issued in connection with the Merger, but in lieu thereof, holders of IntelliLink Common Stock who would otherwise be entitled to receive a fraction of a share of Puma Common Stock will receive from Puma, promptly after the Effective Time, an amount of cash equal to $1.25, the per share price of Puma Common Stock, multiplied by the fraction of a share of Puma Common Stock to which such holder would otherwise be entitled.

          2.8 DISSENTING RIGHTS. If holders of IntelliLink Common Stock are entitled to dissenters rights in connection with the Merger, any IntelliLink Dissenting Shares shall not be converted into a right to receive Puma Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such IntelliLink Dissenting Shares pursuant to the laws of the State of New Hampshire. IntelliLink shall give Puma prompt notice of any demand received by IntelliLink for appraisal of IntelliLink Common Stock, and IntelliLink shall have the right to control all negotiations and proceedings with respect to such demand, provided that Puma shall have the right to participate in all such negotiations and proceedings. In the event of legal obligation, after the Effective Time of the Merger, to deliver a right to receive Puma Common Stock to a holder of shares of IntelliLink Common Stock who shall have failed to make an effective demand for appraisal or shall have lost his status as a dissenting Shareholder, Puma shall deliver, upon surrender by such dissenting Shareholder of his certificate or certificates representing shares of IntelliLink Common Stock, as applicable, the Puma Common Stock to which such Dissenting Shareholder is then entitled under this Section 2.8 and the Agreement of Merger.

          2.9 THE CLOSING. Subject to termination of this Agreement as provided in Section 10 below, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich, A Professional Corporation, 400 Hamilton Avenue, Palo Alto, California, as soon as possible upon the satisfaction or waiver of all conditions set forth in Section 8 and Section 9 hereof (the "Closing Date"), or such other time and place as is mutually agreeable to the parties; PROVIDED, HOWEVER, that the Closing Date shall occur on or before April 30, 1996, unless mutually agreed in writing by Puma and IntelliLink.

          2.10 EFFECTIVE TIME. Simultaneously with the Closing, the Agreement of Merger shall be filed in the office of the Secretary of State of the State of California and the office of the Secretary of State of the State of New Hampshire. The Merger shall become effective immediately upon the filing of the Agreement of Merger with such offices. The date and time of the effectiveness of the Merger under the laws of California and New Hampshire is the "Effective Time."

          2.11 TAX FREE REORGANIZATION. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Each party agrees that it will not take or assert any position on any tax return, report or otherwise which is inconsistent with the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.
The Puma Common Stock issued in the Merger will be issued solely in exchange for the IntelliLink Stock, pursuant to this Agreement, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the IntelliLink Stock. Except for cash paid in lieu of fractional shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code is being paid by Puma for the IntelliLink Stock in the Merger. In addition, Puma represents now, and as of the Closing Date, that it presently intends to continue IntelliLink's historic business or use a significant portion of IntelliLink's business assets in a business. The provisions and representations contained or referred to in this Section 2.11 and Section 3.6 shall survive until the expiration of the applicable statute of limitations.

          2.12 PURCHASE ACCOUNTING. The Merger is intended to be accounted for as a purchase of a business.

          2.13 EXEMPTION FROM REGISTRATION. The parties hereto expect that the Puma Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof, and that the Puma Common Stock hereunder will be exempt from qualification under California Law.

          2.14 RESTRICTED SECURITIES. The Puma Common Stock will bear legends indicated on Exhibit 2.14 imposing certain restrictions on transferability by federal and state securities laws and by the Puma Right of First Refusal and Co-Sale Agreement.

     3. REPRESENTATIONS AND WARRANTIES OF INTELLILINK AND THE FOUNDERS. Except as otherwise set forth in the "IntelliLink and Founders Disclosure
Schedule" provided to Puma on or before April    , 1996 and attached as Exhibit
3 hereto, IntelliLink and each of the Founders represent and warrant to Puma as set forth below. No fact or circumstance disclosed to Puma shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in Exhibit 3 or such supplements thereto as may mutually be agreed upon in writing by IntelliLink and Puma. Whenever the term "enforceable in accordance with its terms" or like expression is used, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights.

          3.1 ORGANIZATION. IntelliLink is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and has corporate power and authority to carry on its business as it is now being conducted. IntelliLink is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary except where the failure to be so qualified would not have a material adverse effect on the operations, assets or financial condition (a "Material

Adverse Effect") of IntelliLink. IntelliLink has no employees or offices in any state other than New Hampshire.

          3.2  CAPITALIZATION.

               (a) The authorized capital of IntelliLink consists, or will consist prior to the Closing, of:

                    (i) PREFERRED STOCK. 6,000,000 shares of preferred stock, 4,000,000 shares of which have been designated Series A Preferred Stock, of which 2,215,000 shares are issued and outstanding and 1,500,000 shares of which have been designated Series B Preferred Stock, of which no shares are issued and outstanding. The rights, privileges and preferences of the Preferred Stock are as stated in IntelliLink's Articles of Incorporation as currently in effect, a copy of which has been provided to Puma or its representatives.

                    (ii) COMMON STOCK. 9,000,000 shares of common stock, of which no shares are issued and outstanding.

               (b) Other than as set forth on Exhibit 3, IntelliLink does not have outstanding any preemptive or subscription rights, options, warrants, debentures, notes, rights to convert or exchange, capital stock equivalents, or other rights to purchase or otherwise acquire any of IntelliLink's capital stock or other securities.

               (c) All of the issued and outstanding shares of IntelliLink's capital stock have been duly authorized, validly issued, are fully paid and nonassessable, and such capital stock, and all warrants, options, debentures and notes convertible into capital stock of IntelliLink, have been issued in full compliance with all applicable federal and state securities laws. None of IntelliLink's issued and outstanding shares of capital stock, or options or rights to purchase capital stock of IntelliLink or Sub, is subject to repurchase or redemption rights. There have not been and are not outstanding any adjustments made or required to be made to the conversion prices set forth in IntelliLink's current Articles of Incorporation. All of IntelliLink's options have been issued in accordance with its current stock option plan and in accordance with all state securities laws.

               (d) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, option, or other restriction on transfer applicable to any shares of IntelliLink's capital stock.

               (e) IntelliLink is not under any obligation to register under the Securities Act any shares of its capital stock or any other of its securities that might be issued in the future if the Merger were not consummated.

               (f) IntelliLink is not a party or subject to any agreement or understanding and, to IntelliLink's knowledge, there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any security.

          3.3 POWER, AUTHORITY AND VALIDITY. IntelliLink has the corporate power to enter into this Agreement and to carry out its obligations hereunder and under the Ancillary Documents. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and on the Closing Date, by the shareholders of IntelliLink and no other corporate proceedings on the part of IntelliLink are necessary to authorize this Agreement and the transactions contemplated herein and therein. IntelliLink is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement. Except for (i) the filing of an agreement of merger with the Secretary of State of the State of California and the Secretary of State of the State of New Hampshire and appropriate documents with the relevant authorities of other states in which IntelliLink is qualified to do business, and (ii) filings under applicable securities laws, no consent of any person who is a party to a contract which is material to IntelliLink's business, nor consent of any governmental authority, is required to be obtained on the part of IntelliLink to permit the transactions contemplated herein and continue the business activities of IntelliLink as previously conducted by IntelliLink without material adverse change. This Agreement and the Ancillary Documents are the valid and binding obligation of IntelliLink enforceable in accordance with their respective terms.

          3.4  FINANCIAL STATEMENTS.

               (a) IntelliLink has delivered, or will deliver prior to December 31, 1996, to Puma copies of IntelliLink's balance sheet as of December 31, 1995 and statements of operations, shareholders' equity and cash flow for the period then-ended, and copies of IntelliLink's unaudited balance sheet as of March 31, 1996 and statements of operations, shareholder's equity and cash flow for the periods then ended (collectively the "IntelliLink Financial Statements").

               (b) The IntelliLink Financial Statements are complete and in accordance with the books and records of IntelliLink and present fairly the financial position of IntelliLink as of their historical dates. The IntelliLink Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods. Except and to the extent reflected or reserved against in such balance sheet (including the notes thereto), IntelliLink does not have, as of the dates of such balance sheet, any liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The reserves, if any, reflected on the IntelliLink Financial Statements (including, without limitation, any accounts receivable reserves) are adequate in light of the contingencies with respect to which they are made.

               (c) IntelliLink has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the IntelliLink Financial Statements, except for those (i) that may have been incurred after the date of the IntelliLink Financial Statements or (ii) that are not required by GAAP to be included in a balance sheet or the notes thereto, except that IntelliLink has not established any reserves with respect to the costs and fees associated with this Agreement, the other Ancillary Documents, and the transactions contemplated hereby and thereby. All material debts, liabilities, and obligations incurred after the date of the IntelliLink Financial Statements were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate and are set forth on Exhibit 3.

          3.5  TAX MATTERS.

               (a) IntelliLink has fully and timely, properly and accurately filed all tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All such returns, reports and estimates were prepared in the manner required by applicable law. All income, sales, use, occupation, property or other taxes or assessments due from IntelliLink have been paid. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. The reserves for taxes, if any, reflected on the IntelliLink Financial Statements are adequate and there are no tax liens on any property or assets of IntelliLink. There have been no audits or examinations of any tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or of any further tax liability beyond that shown on the respective tax reports, returns or estimates. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income tax return or report for any period.

All taxes which IntelliLink has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

          3.6  TAX FREE REORGANIZATION.

               (a) Neither IntelliLink nor, to its knowledge, any IntelliLink shareholder has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code.

               (b) To the best of IntelliLink's knowledge, there is no plan or intention by any IntelliLink shareholder to sell, exchange or otherwise dispose of a number of shares of Puma Common Stock to be received in the Merger.

               (c) Immediately following the Merger, Sub will hold at least 90% of the fair market value of IntelliLink's net assets and at least 70% of the fair market value of IntelliLink's gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by IntelliLink to pay merger expenses and all redemptions and distributions (except for regular, normal dividends) made by IntelliLink will be included as assets of IntelliLink immediately prior to the Merger.

               (d)  IntelliLink is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

          3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1996, IntelliLink has not:

               (a) suffered any material adverse change in its financial condition or in the operations of its business, nor any material adverse changes in its balance sheet, (with the IntelliLink Financial Statements and any subsequent balance sheet analyzed as if each had been prepared according to
GAAP), including but not limited to cash distributions or material decreases in the net assets of IntelliLink except those occurring in the ordinary course of business;

               (b) suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting its properties or business;


               (c) granted or agreed to make any increase in the compensation payable or to become payable by IntelliLink to its officers or employees, except those occurring in the ordinary course of business;

               (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of IntelliLink or declared any direct or indirect redemption, retirement, purchase or other acquisition by IntelliLink of such shares;

               (e) issued any shares of capital stock of IntelliLink or any warrants, rights, options or entered into any commitment relating to the shares of IntelliLink except for the issuance of IntelliLink Shares pursuant to the exercise of outstanding options;

               (f) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business;

               (g) agreed to take any action described in this Section 3.7 outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

               (h) Since December 31, 1995, IntelliLink shall not have incurred a decline in its net book value in excess of ten percent (10%).

          3.8 TITLE AND RELATED MATTERS. IntelliLink has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the IntelliLink Financial Statements or acquired after the date of the IntelliLink Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the date of the IntelliLink Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable and except for liens which in the aggregate do not secure more than Ten Thousand Dollars ($10,000) in liabilities. The equipment of IntelliLink used in the operation of its business is in good operating condition and repair. To IntelliLink's knowledge, all real or personal property leases to which IntelliLink is a party are valid, binding, enforceable obligations of IntelliLink effective in accordance with their respective terms. There is not under any of such leases any existing material default or event of default or event which, with notice or lapse of time or both, would constitute a material default. Exhibit 3 contains a description of all real and personal property leased or owned by IntelliLink, identifying such property and, in the case of real property, stating the monthly rental due, term of lease and square feet leased. True and correct copies of IntelliLink's leases have been provided to Puma or its representatives.

          3.9  PROPRIETARY RIGHTS.

               (a) IntelliLink owns all right, title and interest in and to, or valid licenses for use of, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in or necessary for the conduct of IntelliLink's business as conducted to the date hereof or contemplated, free and clear of all liens, claims and encumbrances (including, without limitation, distribution rights) (all of which are referred to as "IntelliLink Proprietary Rights") and IntelliLink has the right to transfer all such rights to Sub and Puma. The foregoing representation as it relates to third party technology licensed by IntelliLink is limited to IntelliLink's interest pursuant to the third party licenses entered into by IntelliLink, all of which are valid and enforceable and in full force and effect and which grant IntelliLink such rights to such third party technology as are employed in or necessary to the business of IntelliLink as conducted or proposed to be conducted. All of IntelliLink's trademark or trade name registrations are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights. No claims have been asserted against IntelliLink (and IntelliLink is not aware of any claims which are likely to be asserted against IntelliLink or which have been asserted against others) by any person challenging IntelliLink's use, possession, manufacture, sale or distribution of products of IntelliLink under any patents, trademarks, trade names, copyrights, trade secrets, software, technology, know-how or processes utilized by IntelliLink or challenging or questioning the validity or effectiveness of any license or agreement relating thereto. To IntelliLink's knowledge, the use or exploitation of any patents, trademarks, trade names, copyrights, software, technology, know-how or processes by IntelliLink in its current business does not infringe on the rights of, constitute misappropriation of, or in any way involve unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name.

               (b) To IntelliLink's knowledge, no employee of IntelliLink is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with IntelliLink or, to IntelliLink's knowledge, any other party because of the nature of the business conducted by IntelliLink or proposed to be conducted by IntelliLink.

               (c) Each person presently or previously employed by IntelliLink (including independent contractors, if any) with access to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to Puma or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of IntelliLink and such person, enforceable in accordance with their respective terms. To IntelliLink's knowledge, neither the execution or delivery of such agreements, nor the carrying on of IntelliLink's business as employees by such persons, nor the conduct of IntelliLink's business as currently anticipated, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such persons is obligated.

          3.10 EMPLOYEE BENEFIT PLANS. There is no unfunded prior service cost with respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by IntelliLink. Each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by IntelliLink conforms to all applicable requirements of the Employees Retirement Income Security Act of 1974.

          3.11 BANK ACCOUNTS. Exhibit 3 sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which IntelliLink maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

          3.12 CONTRACTS.

               (a) Except as set forth in Exhibit 3, IntelliLink has (i) no agreements, contracts or commitments that provide for the sale, licensing or distribution by IntelliLink of any of its products, inventions, technology, know-how, trademarks or trade names except in the ordinary course of its business, (ii) no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to IntelliLink or (iii) no agreements that grant to any third party (including, without limitation, OEMs and site license customers) any rights to reproduce or manufacture any products of IntelliLink, or any exclusive rights of any kind with respect to any of the products of IntelliLink or any right to market any products of IntelliLink under any "private label" or "OEM" arrangements pursuant to which IntelliLink is not identified as the source of such goods. True and correct copies of each document or instrument described in Exhibit 3 pursuant to this Section 3.12 have been made available to Puma or its representatives.

               (b) All material contracts, agreements and instruments to which IntelliLink is a party are valid, binding, in full force and effect, and enforceable by IntelliLink in accordance with their respective terms. IntelliLink has not received any notice from any party to any such material contract, agreement or instrument that such party intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

               (c) IntelliLink is not in default under or in breach or violation of, nor, to IntelliLink's knowledge, is there any valid basis for any claim of default by IntelliLink under, or breach or violation by IntelliLink of, any contract, commitment or restriction to which IntelliLink is a party or to which it or any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a Material Adverse Effect. To IntelliLink's knowledge, no other party is in default under or in breach or violation of, any material contract, commitment, or restriction to which IntelliLink is bound or by which any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a material adverse effect on the operations, assets, financial condition or prospects of IntelliLink.

               (d) All agreements, contracts and commitments (the "Material Contracts") listed or described in Exhibit 3 pursuant to this Section 3.12 will be the property of the Surviving Corporation following the Merger without further action by the Surviving Corporation or Puma. If any of the Material Contracts will not be the property of the Surviving Corporation following the

Merger, then IntelliLink has described in Exhibit 3 such action as is necessary for assumption of the Material Contract by the Surviving Corporation.

          3.13 COMPLIANCE WITH LAW. IntelliLink is in compliance with all applicable laws and regulations except where such failure would not have a material adverse effect on its business. Neither IntelliLink nor, to IntelliLink's knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. IntelliLink has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. IntelliLink has complied at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products.

          3.14 LABOR DIFFICULTIES; NO DISCRIMINATION. IntelliLink is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. There is no unfair labor practice complaint against IntelliLink actually pending or to IntelliLink's knowledge threatened before the National Labor Relations Board. IntelliLink has not experienced any material work stoppage or other material labor difficulty. There is and has been no claim against IntelliLink based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor, to IntelliLink's knowledge, is there any basis for any such claim.

          3.15 INSIDER TRANSACTIONS. Except as provided in Exhibit 3, no Affiliate of IntelliLink is indebted to IntelliLink, nor is IntelliLink indebted to any of its Affiliates. Further, the indebtedness balances described in
Exhibit 3 represent the full and entire indebtedness balances between each of the Founders and IntelliLink.

          3.16 EMPLOYEES, INDEPENDENT CONTRACTORS AND CONSULTANTS. IntelliLink has no currently effective consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants of IntelliLink. All salaries and wages paid by IntelliLink are in compliance with applicable federal, state and local laws.

          3.17 INSURANCE. Exhibit 3 contains a list of all policies of fire, liability and other forms of insurance held by IntelliLink.

          3.18 LITIGATION. There are no suits, actions or proceedings pending or, to IntelliLink's knowledge, threatened against or affecting IntelliLink or which questions or challenges the validity of this Agreement. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against IntelliLink.

          3.19 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. All licenses, franchises, permits and other governmental authorizations held by IntelliLink and material to its business are valid and sufficient for the business presently carried on by IntelliLink. The business of IntelliLink is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a material adverse effect on the operations, assets or financial condition of IntelliLink.

          3.20 SUBSIDIARIES. IntelliLink has no subsidiaries. IntelliLink does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and IntelliLink does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

          3.21 COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS. IntelliLink has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. Except as set forth in Exhibit 3, IntelliLink is in material compliance with all terms and conditions of the required permits, licenses and authorizations. Except as set forth in Exhibit 3, IntelliLink is not aware of, nor has IntelliLink received notice of, any conditions, circumstances, activities, practices, incidents, or actions which may form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to IntelliLink, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.

          3.22 CORPORATE DOCUMENTS. IntelliLink has furnished to Puma for its examination: (i) copies of its Articles of Incorporation and Bylaws; (ii) its Minute Book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (iii) all permits, orders, and consents issued by any regulatory agency with respect to IntelliLink, or any securities of IntelliLink, and all applications for such permits, orders, and consents; and (iv) the stock transfer books of IntelliLink setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of IntelliLink are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

          3.23 NO BROKERS. Neither IntelliLink nor, to IntelliLink's knowledge, any IntelliLink shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

          3.24 DISCLOSURE. No statements by IntelliLink contained in this Agreement and the Exhibits attached hereto, any other Transaction Document or any written statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby and thereby (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

          3.25 FOUNDERS INVESTMENT REPRESENTATIONS. Each Founder understands that the Merger Shares have not been registered under the Securities Act, and that they are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations of the Founders contained herein. Each Founder hereby, severally and not jointly, represents and warrants to and agrees with the Company as follows:

               (a) The Merger Shares are being acquired for such Founder's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or California Corporations Code of 1968, as amended (the "California Law") or the securities laws of any other state applicable to such Founder. If such Founder is an entity, such Founder represents that it was not formed for the purpose of acquiring the Merger Shares.

               (b) Such Founder understands that the Merger Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act, that the Company has no present intention of registering the Merger Shares, that the Merger Shares must be held by such Founder indefinitely, and that such Founder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration. Such Founder further understands that the Merger Shares have not been qualified under the California Law by reason of their issuance in a transaction exempt from the qualification requirements of the California Law pursuant to Section 25102(f) thereof, which exemption depends upon, among other things, the bona fide nature of such Founder's investment intent expressed above.

               (c) During the negotiation of the transactions contemplated herein, such Founder and its representatives have been afforded access as requested by such Founder and its representatives to corporate books, records, contracts, documents and other information concerning the Company and to its offices and facilities, have been afforded an opportunity to ask such questions of the Company's officers, employees, agents and representatives concerning the Company's business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested in order to evaluate the merits and risks of the prospective investments contemplated herein.

               (d) Such Founder and such Founder's representatives have been solely responsible for such Founder's own "due diligence" investigation of the Company and the Company's management and business, for such Founder's own analysis of the merits and risks of this investment, and for such Founder's own analysis of the fairness and desirability of the terms of the investment. In taking any action or performing any role relative to the arranging of the proposed investment, such Founder has acted solely in such Founder's own interest, and neither such Founder (nor any of such Founder's agents or employees) has acted as an agent of the Company. Such Founder has such knowledge and experience in financial and business matters that such Founder is capable of evaluating the merits and risks of the purchase of the Merger Shares pursuant to the terms of the Agreement and of protecting such Founder's interests in connection therewith.

               (e) Such Founder is able to bear the economic risk of the purchase of the Merger Shares pursuant to the terms of the Agreement, including a complete loss of such Founder's investment in the Merger Shares.

               (f) Such Founder has the full right, power, authority and capacity to enter into and perform such Founder's obligations under the Agreement and the Ancillary Agreements, and the Agreement and the Ancillary Agreements constitute valid and binding obligations of such Founder.

               (g) No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of such Founder is required in connection with the valid execution and delivery of the Agreement and the Ancillary Agreements, except for filings, if any, required under applicable United States federal and state securities laws and other governmental laws of the United States.

               (h) Such Founder knows of no public solicitations or advertisements made by any Founder or prospective purchaser in connection with the offer and sale of the Merger Shares.

               (i) Such Founder has not retained any person to act on its behalf, nor has any person contended that such person was so retained, to assist the Company as its broker or finder in connection with the transactions contemplated by the Agreement.

     4. REPRESENTATIONS AND WARRANTIES OF PUMA AND SUB. Except as otherwise set forth in the "Puma and Sub Disclosure Schedule" provided to IntelliLink on or before ______________, 1996 and attached as Exhibit 4 hereto, Puma and Sub represent and warrant to IntelliLink as set forth below. No fact or circumstance disclosed to IntelliLink shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in
Exhibit 4 or such supplements thereto as may mutually be agreed upon in writing by Puma and Sub and IntelliLink. Whenever the term "enforceable in accordance with its terms" or like expression is used, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights.

          4.1 ORGANIZATION. Puma is a corporation duly organized, validly existing and in good standing under the laws of the State of California and have corporate power and authority to carry on their businesses as they are now being conducted. Puma is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their businesses or properties makes such qualification or licensing necessary except where the failure to be so qualified would not have a material adverse effect on the business of Puma. Puma has no employees or offices in any state other than California.

          4.2  CAPITALIZATION.

               (a) The authorized capital of Puma consists of, or will consist prior to the Closing:

                    (i) PREFERRED STOCK. 3,500,000 shares of preferred stock, 2,000,000 shares of which have been designated Series A Preferred Stock, of which 1,468,977 shares are issued and outstanding, and 1,500,000 shares of which have been designated Series B Preferred Stock, of which 1,151,057 shares are issued and outstanding. The rights, privileges and preferences of the Preferred Stock are as stated in Puma's Amended and Restated Articles of Incorporation as filed on February 9, 1995. As of the date hereof and Effective Time, each outstanding share of Series A Preferred Stock and Series B Preferred Stock is, and shall be, convertible into two shares of Common Stock and one share of Common Stock, respectively.

                    (ii) COMMON STOCK. 10,000,000 shares of common stock ("Common Stock"), of which 3,297,500 shares are issued and outstanding.

               (b) The authorized capital of Sub consists, or will consist prior to the Closing, of 1,000 shares of common stock, 100 shares of which shares are issued and outstanding and are owned by Puma.

               (c) Other than as set forth on Exhibit 4, Puma and Sub do not have outstanding any preemptive or subscription rights, options, warrants, rights to convert or exchange, capital stock equivalents, or other rights to purchase or otherwise acquire any of Puma's or Sub's capital stock or other securities.

               (d) All of the issued and outstanding shares of Puma's and Sub's capital stock have been duly authorized, validly issued, are fully paid and nonassessable, and such capital stock, and all warrants and options to purchase capital stock of Puma or Sub, have been issued in full compliance with all applicable federal and state securities laws. None of Puma's or Sub's issued and outstanding shares of capital stock, or options or rights to purchase capital stock of Puma or Sub, is subject to repurchase or redemption rights. There have not been and are not outstanding any adjustments made or required to be made to the conversion prices set forth in Puma's or Sub's current Articles of Incorporation. All of Puma's and Sub's options have been issued in accordance with its current stock option plan and in accordance with all applicable state securities laws.

               (e) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, option, or other restriction on transfer applicable to any shares of Puma's or Sub's capital stock.

               (f) Puma and Sub are not under any obligation to register under the Securities Act any shares of its capital stock or any other of its securities that might be issued in the future if the Merger were not consummated.

               (h) Puma and Sub are not parties or subject to any agreement or understanding (and, to Puma's and Sub's knowledge, there is no agreement or understanding between or among any persons) that affects or relates to the voting or giving of written consent with respect to any security.

          4.3 POWER, AUTHORITY AND VALIDITY. Puma and Sub have the corporate power to enter into this Agreement and the other Ancillary Documents to which they are a party and to carry out their obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors and, on the Closing Date, by the shareholders of Puma and Sub and no other corporate proceedings on the part of Puma and Sub are necessary to authorize this Agreement, the other Ancillary Documents and the transactions contemplated herein and therein. Puma and Sub are not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with their executing and carrying out this Agreement and the transactions contemplated hereunder and under the Ancillary Documents. Except for (i) the filing of an agreement merger with the Secretary of State of the State of California and the Secretary of State of the State of New Hampshire and appropriate documents with the relevant authorities of other states in which Sub is qualified to do business, and
(ii) filings under applicable securities laws, no consent of any person who is a party to a contract which is material to Puma's business, nor consent of any governmental authority, is required to be obtained on the part of Puma to permit the transactions contemplated herein and continue the business activities of Puma as previously conducted by Puma without material adverse change. This Agreement is, and the other Ancillary Documents when executed and delivered by Puma and Sub shall be, the valid and binding obligations of Puma and Sub enforceable in accordance with their respective terms.

          4.4  FINANCIAL STATEMENTS.

               (a) Puma has delivered to IntelliLink copies of Puma's audited balance sheet as of July 31, 1995 and statements of operations, shareholders' equity and cash flow for the period then-ended, and copies of Puma's unaudited balance sheet as of October 31, 1995 and January 31, 1996 and statements of operations, shareholder's equity and cash flow for the periods then ended (collectively, the "Puma Financial Statements").

               (b) The Puma Financial Statements are complete and in accordance with the books and records of Puma and present fairly the financial position of Puma as of their historical dates. The Puma Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods. Except and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Puma does not have, as of the dates of such balance sheets, any liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The reserves, if any, reflected on the Puma Financial Statements are adequate in light of the contingencies with respect to which they are made.

               (c) Puma has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Puma Financial Statements, except for those (i) that may have been incurred after the date of the Puma Financial Statements, (ii) that are not required by GAAP to be included in a balance sheet or the notes thereto or (iii) that do not exceed Thirty Thousand Dollars ($30,000), except that Puma has not established any reserves with respect to the costs and fees associated with this Agreement, the other Ancillary Documents, and the transactions contemplated hereby and thereby. All material debts, liabilities, and obligations incurred after the date of the Puma Financial Statements were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate.

          4.5 TAX MATTERS. Puma and Sub have fully and timely, properly and accurately filed all tax returns and reports required to be filed by them, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All such returns, reports and estimates were prepared in the manner required by applicable law. All income, sales, use, occupation, property or other taxes or assessments due from Puma or Sub have been paid. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. The reserves for taxes, if any, reflected on the Puma Financial Statements are adequate and there are no tax liens on any property or assets of Puma. There have been no audits or examinations of any tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or of any further tax liability beyond that shown on the respective tax reports, returns or estimates. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income tax return or report for any period. All taxes which Puma and Sub have been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.
Puma and Sub are not currently under any contractual obligation to pay any tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any tax.

          4.6  TAX FREE REORGANIZATION.

               (a) Neither Puma nor, to its knowledge, any Puma shareholder has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

               (b)  Puma is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

          4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 31, 1996, Puma has not:

               (a) suffered any material adverse change in its financial condition or in the operations of its business, nor any material adverse changes in its balance sheet, (with the Puma Financial Statements and any subsequent balance sheet analyzed as if each had been prepared according to GAAP), and including but not limited to cash distributions or material decreases in the net assets of Puma and Sub except those occurring in the ordinary course of business;

               (b) suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting its properties or business;


               (c) granted or agreed to make any increase in the compensation payable or to become payable by Puma and Sub to its officers or employees, except those occurring in the ordinary course of business;

               (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of Puma and Sub or declared any direct or indirect redemption, retirement, purchase or other acquisition by Puma and Sub of such shares;

               (e) issued any shares of capital stock of Puma or Sub or any warrants, rights, options or entered into any commitment relating to the shares of Puma and Sub except for the issuance of Puma Shares occurring in the ordinary course of business or the issuance of Puma shares pursuant to the exercise of outstanding options;

               (f) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business;

               (g) agreed to take any action described in this Section 4.7 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

          4.8 TITLE AND RELATED MATTERS. Puma has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the Puma Financial Statements or acquired after the date of the Puma Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Puma Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable and except for liens which in the aggregate do not secure more than Thirty Thousand Dollars ($30,000) in liabilities. The equipment of Puma used in the operation of its business is in good operating condition and repair. To Puma's knowledge, all real or personal property leases to which Puma is a party are valid, binding, enforceable obligations of Puma effective in accordance with their respective terms. There is not under any of such leases any existing material default or event of default or event which, with notice or lapse of time or both, would constitute a material default.

          4.9  PROPRIETARY RIGHTS.

               (a) Puma owns all right, title and interest in and to, or valid licenses for use of, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in or necessary for the conduct of Puma's business as conducted to the date hereof or contemplated, free and clear of all liens, claims and encumbrances (including without limitation distribution rights) (all of which are referred to as "Puma Proprietary Rights"). The foregoing representation as it relates to third party technology licensed by Puma is limited to Puma's interest pursuant to the third party licenses entered into by Puma, all of which are valid and enforceable and in full force and effect and which grant Puma such rights to such third party technology as are employed in or necessary to the business
of Puma as conducted or proposed to be conducted.   All of Puma's trademark
or trade name registrations and all of Puma's copyrights are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights. No claims have been asserted against Puma (and Puma is not aware of any claims which are likely to be asserted against Puma or which have been asserted against others) by any person challenging Puma's use, possession, manufacture, sale or distribution of products of Puma under any patents, trademarks, trade names, copyrights, trade secrets, software, technology, know-how or processes utilized by Puma or challenging or questioning the validity or effectiveness of any license or agreement relating thereto. To Puma's knowledge, the use or exploitation of any patents, trademarks, trade names, copyrights, software, technology, know-how or processes by Puma in its current business does not infringe on the rights of, constitute misappropriation of, or in any way involve unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name.

               (b) To Puma's knowledge, no employee of Puma is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with Puma or, to Puma's knowledge, any other party because of the nature of the business conducted by Puma or proposed to be conducted by Puma.

               (c) Each person presently or previously employed by Puma (including independent contractors, if any) with access to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to IntelliLink or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Puma and such person, enforceable in accordance with their respective terms. To Puma's knowledge, neither the execution or delivery of such agreements, nor the carrying on of Puma's business as employees by such persons, nor the conduct of Puma's business as currently anticipated, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such persons is obligated.

          4.10 EMPLOYEE BENEFIT PLANS. There is no unfunded prior service cost with respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by Puma. Each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by Puma conforms to all applicable requirements of the Employees Retirement Income Security Act of 1974.

          4.11 CONTRACTS.

               (a) Except as set forth in Exhibit 4, Puma has (i) no agreements, contracts or commitments that provide for the sale, licensing or distribution by Puma of any of its products, inventions, technology, know-how, trademarks or trade names except in the ordinary course of its business, (ii) no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to Puma or (iii) no agreements that grant to any third party (including, without limitation, OEMs and site license customers) any rights to reproduce or manufacture any of its products, or any exclusive rights of any kind with respect to any of the products of Puma or any right to market any of its products under any "private label" or "OEM" arrangements pursuant to which Puma is not identified as the source of such goods. True and correct copies of each document or instrument described in Exhibit 4 pursuant to this
Section 4.11(a) have been made available to IntelliLink and its representatives.

               (b) All material contracts, agreements and instruments to which Puma is a party are valid, binding, in full force and effect, and enforceable by Puma in accordance with their respective terms. Puma has not received any notice from any party to any such material contract, agreement or instrument that such party intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

               (c) Puma is not in default under or in breach or violation of, nor, to Puma's knowledge, is there any valid basis for any claim of default by Puma under, or breach or violation by Puma of, any contract, commitment or restriction to which Puma is a party or to which it or any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a material adverse effect on the business of Puma. To Puma's knowledge, no other party is in default under or in breach or violation of, any material contract, commitment, or restriction to which Puma is bound or by which any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a material adverse effect on the operations, assets, financial condition or prospects of Puma.

               (d) Sub was formed soley for the purposes of effecting the Merger and has not and will not enter into any material agreements outside of this Agreement and the Ancillary Documents.

          4.12 COMPLIANCE WITH LAW. Puma is in compliance with all applicable laws and regulations except where such failure would not have a material adverse effect on the business of Puma. Neither Puma nor, to Puma's knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Puma has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Puma has complied at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products.

          4.13 LABOR DIFFICULTIES; NO DISCRIMINATION. Puma is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. There is no unfair labor practice complaint against Puma actually pending or, to Puma's knowledge, threatened before the National Labor Relations Board. Puma has not experienced any material work stoppage or other material labor difficulty. There is and has been no claim against Puma based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor, to Puma's knowledge, is there any basis for any such claim.

          4.14 EMPLOYEES, INDEPENDENT CONTRACTORS AND CONSULTANTS. Puma has no currently effective consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants of Puma. All salaries and wages paid by Puma are in compliance with applicable federal, state and local laws. Puma shall disclose in writing to IntelliLink the annual rate of compensation, including bonuses and other payments of any kind of all employees.

          4.15 LITIGATION. There are no suits, actions or proceedings pending or, to Puma and Sub's knowledge, threatened against or affecting Puma or which questions or challenges the validity of this Agreement. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Puma.

          4.16 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. All licenses, franchises, permits and other governmental authorizations held by Puma and material to its business are valid and sufficient for the business presently carried on by Puma. The business of Puma is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a material adverse effect on the operations, assets or financial condition of Puma.

          4.17 SUBSIDIARIES. Puma and Sub have no subsidiaries other than as disclosed herein. Puma and Sub do not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and Puma and Sub do not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

          4.18 COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS. Puma has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. Except as set forth in
Exhibit 4, Puma is in material compliance with all terms and conditions of the required permits, licenses and authorizations. Except as set forth in Exhibit 4, Puma is not aware of, nor has

Puma received notice of, any conditions, circumstances, activities, practices, incidents, or actions which may form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Puma, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.

          4.19 NO BROKERS. Neither Puma and Sub nor, to Puma's and Sub's knowledge, any Puma and Sub shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

          4.20 DISCLOSURE. No statements by Puma and Sub contained in this Agreement and the Exhibits attached hereto, any other Transaction Document or any written statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby and thereby (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     5.   PRECLOSING COVENANTS OF INTELLILINK AND PUMA.

          5.1 MATERIAL CONSENTS. IntelliLink shall exert reasonable, good faith commercial efforts to obtain any and all consents necessary for the assumption of the Material Contracts by Surviving Corporation concurrent with the Merger as described in Exhibit 3 pursuant to Section 3.12 (the "Material Consents"). Puma and Sub agree to cooperate, as reasonably requested, in obtaining the Material Consents.

          5.2 CONDUCT OF INTELLILINK BUSINESS. IntelliLink will conduct its business only in the normal and ordinary course and, without the prior written consent of Puma, IntelliLink will not:

               (a) except for the issuance of shares of capital stock of IntelliLink upon exercise of outstanding options, warrants or notes described in
Exhibit 3, issue or sell, or contract to issue or sell, any shares of capital stock of IntelliLink or any of its subsidiaries or any securities convertible into or exchangeable for shares of capital stock of IntelliLink or any of its subsidiaries or securities, warrants, options or rights to purchase any of the foregoing;

               (b) purchase or redeem any shares of capital stock or other securities of IntelliLink;

               (c) declare or pay any dividends or agree to make any other distribution with respect to any shares of capital stock of IntelliLink;

               (d) amend the Articles of Incorporation or Bylaws of IntelliLink;

               (e) enter into, terminate or amend, in a manner which will adversely affect the business of IntelliLink, (i) any agreement involving an obligation to pay or the right to receive Ten Thousand Dollars ($10,000) or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of intellectual property rights or rights to market to sell IntelliLink products, or (iii) any other agreement which is material to the business or prospects of IntelliLink; and

               (f) take any other action not in the normal and ordinary course of IntelliLink's business.

               (g) (i) Until the date either Puma or IntelliLink informs the other in writing that the Merger will not be consummated and that this Agreement is terminated, IntelliLink shall not (nor will it permit any of its officers, directors, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Puma and its designees: (A) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to acquire all or substantially all of IntelliLink's business and properties or capital stock, whether by merger, purchase of assets, tender offer or otherwise, to sell or issue any of its securities in the amount sufficient to cause a change of control of IntelliLink, or to license, encumber or otherwise transfer any of its intellectual property rights other than in the ordinary course of IntelliLink's business, (B) disclose any information not customarily disclosed to any person concerning IntelliLink's business and properties or afford to any person or entity access to its properties, books or records, or (C) assist or cooperate with any person to make any proposal to consummate a transaction of the type referred to in clause (A). In the event IntelliLink shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (A) or (C) above, or any request for disclosure or access pursuant to clause (B) above, it shall immediately inform Puma as to any such offer or proposal and will cooperate with Puma by furnishing any information it may reasonably request.

                    (ii) In the event that IntelliLink unilaterally terminates this Agreement without cause and, during the period commencing on March 5, 1996 and ending six (6) months after the date of this Agreement, IntelliLink enters into any agreement for a transaction of the type referred to in this subsection
(g)(i) with any third party, then IntelliLink will immediately pay to Puma the cash sum of $500,000 (the "Break-Up Fee") upon closing of such transaction.

          5.3  ADVICE OF CHANGES.

               (a) IntelliLink will promptly advise Puma in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of IntelliLink contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in IntelliLink's business, taken as a whole.

               (b) Puma will promptly advise IntelliLink in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Puma contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in Puma's business, taken as a whole.

          5.4  CROZIER LOANS.

               (a) Puma shall (i) within (5) days of the Effective Time, loan to Mr. Crozier $150,000.00 at an interest rate of eight percent (8.0%) per annum due and payable upon the earlier of (a) an initial public offering of Puma's securities (or the end of any associated lockup period, if applicable), (b) an acquisition of Puma by a publicly held company, or (c) April 30, 2000, and (ii) fifteen days following the Closing Date and on the monthly anniversary of such date for each of the next twenty-three (23) months, loan Mr. Crozier $11,250 at an interest rate of eight percent (8.0%) per annum due and payable upon the earlier of (a) an initial public offering of Puma's securities (or the end of any associated lockup period, if applicable), (b) an acquisition of Puma by a publicly held company, or (c) April 30, 2000 (collectively the "Crozier Loans"); provided, however, that in the event of an initial public offering of Puma's securities or an acquisition of Puma by a publicly held company prior to April 15, 1998, no payments shall be required to be made on any then remaining portion of the loans described in (ii) above to Mr. Crozier. Such loans shall be in the form of the promissory note attached as Exhibit 5.4A hereto. The Crozier Loans shall be secured after the closing under this Agreement by 175,000 of the shares of Puma Common Stock received by Mr. Crozier in connection with the Merger (the "Crozier Security Shares"). Notwithstanding the foregoing, Puma shall have no obligation to make the Crozier Loans or, if the Crozier Loans are outstanding, they shall become immediately due and payable, if (i) Puma shall have terminated the Acquisition Agreement due to an intentional misstatement, intentional omission or intentional breach of one (1) or more representations or warranties made in this Agreement by IntelliLink which individually or in the aggregate constitutes a material adverse change (relative to such representations or warranties being true, accurate and complete) in the business, assets (including intangible assets), liabilities, condition (financial or other), results of operations or prospects of IntelliLink or (ii) IntelliLink shall have breached a material covenant of IntelliLink set forth in this Agreement or any document related to the Crozier Loans. The Crozier Security Shares will be held in escrow by Gray Cary Ware & Freidenrich and shall be subject to the terms as described in Exhibit 5.4B.

               (b) The Proceeds of the Crozier Loans and any and all other loans to Mr. Crozier under this Agreement, will be first used to pay any and all personal federal, state and local tax liabilities, including penalties and interest. Mr. Crozier hereby authorizes Puma to hire independent accountants to verify this compliance with such laws.

               (c) All personal payroll taxes, income taxes and/or penalties due, as well as all expenses and fees associated with the calculation of such amounts due pursuant to section 5.4(b) above, if any, as a result of this transaction will be paid by Mr. Crozier.

               (d) Mr. Crozier covenants to use his best efforts to pay any and all federal, state and local tax liabilities, including penalties and interest, within 60 days of the Effective Date. Upon satisfaction of such obligations and delivery in writing signed by employees of governmental agencies, the rights and obligations set forth in Sections 5.4(b) and 5.4(c) shall be of no further force or effect.
     6.   MUTUAL COVENANTS.

          6.1 NO PUBLIC ANNOUNCEMENT. The parties shall make no public announcement concerning this Agreement, their discussions or any other memos, letters or agreements between the parties relating to the Merger until such time as they agree to the contents of mutually satisfactory press releases which they intend to publicly release. Either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

          6.2 DUE DILIGENCE, INVESTIGATION, AND AUDITS. At such time prior to the Closing as may be reasonably requested, each party shall make available to the other party and the other party's employees, agents and representatives all information concerning the operation, business and prospects of such party as may be reasonably requested by the other party, including, without limitation, making the working papers of such party's independent certified public accountants available for inspection by the other party's independent certified public accountants. Each party will cooperate with the other party for the purpose of permitting the other party to discuss such party's business and prospects with such party's customers, creditors, suppliers and other persons having business dealings with such party.

          6.3 REGULATORY FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, IntelliLink and Puma shall use their respective best efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and shall supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and shall supply all additional information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

          6.4 FURTHER ASSURANCES. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     7.   CLOSING MATTERS.

          7.1 FILING OF AGREEMENT OF MERGER. On the date of the Closing, but not prior to the Closing, the Agreement of Merger shall be filed with the offices of the Secretary of State of the State of New Hampshire and the merger of Sub with and into IntelliLink shall be consummated.

          7.2  EXCHANGE OF CERTIFICATES.

               (a) EXCHANGE AGENT. Prior to the Closing Date, Puma shall appoint Gray Cary Ware & Freidenrich to act as exchange agent (the "Exchange Agent") in the Merger.

               (b) PUMA TO PROVIDE STOCK. Promptly after the Effective Time of the Merger (but in no event later than ten (10) business days thereafter), Puma shall make available for exchange in accordance with the Merger Agreement, through such reasonable procedures as Puma may adopt, the shares of Puma Common Stock issuable pursuant to the Merger Agreement, in exchange for the outstanding shares of IntelliLink Stock which are not Dissenting Shares.

               (c) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time of the Merger (but no later than fifteen (15) days thereafter), the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of IntelliLink Stock (the "Certificates"), whose shares are being converted into Puma Common Stock pursuant to the Merger Agreement, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Puma may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for Puma Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Puma together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive the number of shares of Puma Common Stock to which such holder is entitled pursuant to the Merger Agreement. The Certificate so surrendered shall immediately be canceled. Puma shall make customary provisions for lost stock certificates. In the event of a transfer of ownership of IntelliLink Stock that is not registered in the transfer records of IntelliLink, the appropriate number of shares of Puma Common Stock may be delivered to a transferee if the Certificate represented such IntelliLink Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 7.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent the right to receive upon such surrender the number of shares of Puma Common Stock as provided by this
Section 7.2 and by the General Corporation Law of the State of California.

               (d) NO FURTHER OWNERSHIP RIGHTS IN INTELLILINK STOCK. All Puma Common Stock delivered upon the surrender for exchange of shares of IntelliLink Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of IntelliLink Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of IntelliLink Stock that were outstanding immediately prior to the Effective Time of the Merger. If after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 7.2.

          7.3  DELIVERY OF STOCK OPTION DOCUMENTS; OTHER STOCK OPTION MATTERS.

               (a) As soon as practicable after the Effective Time of the Merger, Puma shall deliver to the participants in the IntelliLink option plans an appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the IntelliLink option plans shall continue in effect on substantially the same terms and conditions. Puma shall ensure, to the extent required by and subject to the provisions of the IntelliLink option plans, that the Assumed Options representing assumed IntelliLink Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time.

               (b) Puma shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Puma Common Stock for delivery under the Assumed Options.

          7.4 DELIVERY OF DOCUMENTS. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in Section 8 and
Section 9 including delivery of the counterpart signature pages of the documents set forth in Section 8 and Section 9 executed by IntelliLink, Puma and/or Sub, as the case may be. All documents which IntelliLink shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to Puma.
All documents which Puma and Sub shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to IntelliLink.

     8. CONDITIONS TO INTELLILINK'S OBLIGATIONS. IntelliLink's obligations to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction on and as of the Closing, of each of the following conditions (any one or more of which may be waived by IntelliLink, but only in a writing signed by IntelliLink):

          8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Puma and Sub set forth in Section 4 shall be true on and as of the Closing with the same force and effect as if they had been made at the Closing, and IntelliLink shall receive a certificate to such effect from an officer of Puma.

          8.2 COVENANTS. Puma shall have performed and complied with all of its covenants contained in Sections 5 and 6 on or before the Closing, and IntelliLink shall receive a certificate from Puma and Sub to such effect signed by an officer of Puma.

          8.3 NO LITIGATION. No litigation or proceeding shall be threatened or pending against Puma and Sub with the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, and IntelliLink shall receive a certificate to such effect signed by an officer of Puma and Sub, respectively.

          8.4 AUTHORIZATIONS. IntelliLink shall have received from Puma and Sub written evidence that the execution, delivery and performance of Puma and Sub's obligations under this Agreement and the Agreement of Merger have been duly and validly approved and authorized by the Board of Directors of Puma and Sub.

          8.5 NO ADVERSE DEVELOPMENT. There shall not have been any material adverse changes in the financial condition, results of operations, assets, liabilities, business or prospects of Puma since the date of this Agreement.

          8.6 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the date of Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken.

          8.7 GREYLOCK WARRANT. Puma shall have executed and delivered a warrant substantially in the form attached hereto as Exhibit 2.6A.

          8.8 GREYLOCK CONVERTIBLE DEBENTURE. Puma shall have executed and delivered a convertible debenture substantially in the form attached hereto as
Exhibit 2.6B.

          8.9 DATE OF CLOSING. The Closing shall occur on or before April 30, 1996 or such later date as the parties may mutually agree.

          8.10 SECURITIES LAWS. IntelliLink and Puma shall have complied with all applicable federal and state securities laws.

          8.11 EXHIBITS. All of the Exhibits to this Agreement shall have been delivered and IntelliLink shall be reasonably satisfied with the content and form of all such schedules, with the understanding that acceptance of the schedules shall not be withheld unless such schedules are materially adversely different from prior disclosures by the other party.

     9. CONDITIONS TO PUMA'S AND SUB'S OBLIGATIONS. The obligations of Puma and Sub are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Puma, but only in a writing signed by Puma):

          9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of IntelliLink and the Founders contained in Section 3 shall be true on and as of the Closing with the same force and effect as if they had been made at the Closing, and Puma shall receive a certificate from IntelliLink to such effect with respect to the representations and warranties of IntelliLink executed by each Founder in his individual capacity and as an officer of IntelliLink.

          9.2 COVENANTS. IntelliLink shall have performed and complied with all of its covenants contained in Sections 5 and 6 on or before the Closing, and Puma shall receive a certificate from IntelliLink to such effect signed by each Founder in his individual capacity and as an officer of IntelliLink.

          9.3 NO LITIGATION. On and as of the Closing, no litigation or proceeding shall be threatened or pending against IntelliLink for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would have a material adverse effect on the business, liabilities, income, property, operations or prospects of IntelliLink subsequent to the Closing (and no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator shall be outstanding against IntelliLink) and Puma shall receive a certificate from IntelliLink to such effect signed by the President and Chief Financial Officer of IntelliLink.

          9.4 AUTHORIZATIONS. Puma shall have received from IntelliLink a certificate signed by the President and Chief Financial Officer certifying that the execution, delivery and performance of this Agreement and the Agreement of Merger have been duly and validly approved and authorized by its Board of Directors and by the holders of at least ninety-five percent (95%) of the outstanding shares of capital stock of IntelliLink.

          9.5 NO ADVERSE DEVELOPMENT. There shall not have been any material adverse changes in the financial condition, results of operations, assets liabilities, business or prospects of IntelliLink since the date of this Agreement.

          9.6 REQUIRED CONSENTS. Puma shall have received all written consents, assignments, waivers, authorizations or other certificates (including Material Consents) reasonably deemed necessary by Puma's legal counsel to provide for the continuation in full force and effect or assignment or termination of any and all contracts and leases of IntelliLink.

          9.7 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the date of Closing such permits or authorizations and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including a permit from the California Department of Corporations to increase the number of shares authorized to be issued by Puma under its stock option plan.

          9.8 RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT. The IntelliLink shareholders shall have signed the Right of First Refusal and Co-Sale Agreement by and among Puma, holders of the outstanding capital stock of IntelliLink immediately prior to the closing and certain holders of capital stock of Puma substantially in the form attached hereto as Exhibit 9.8 shall have been executed and delivered.

          9.9 EMPLOYMENT, CONSULTING AND NON-COMPETITION AGREEMENTS. Messrs. Blanchette, Payne and Crozier shall have executed and delivered Employment, Consulting and Non-Competition Agreements, respectively.

          9.10 SHAREHOLDERS REPRESENTATION AGREEMENT. Certain IntelliLink shareholders shall have executed and delivered an Shareholders Representation Agreement substantially in the form attached hereto as Exhibit 9.10.

          9.11 ESCROW AGREEMENT. Each Intellilink shareholder and the Escrow Agent shall have signed the Escrow Agreement in the form attached hereto as
Exhibit 9.11.

          9.12 TAX FREE REORGANIZATION; NET OPERATING LOSS CARRYFORWARDS. Puma shall be satisfied, in its sole discretion, that the Merger constitutes a tax-free plan of reorganization in accordance with the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and that a significant portion of the net operating loss carryforwards and investment tax credit carryforwards set forth on IntelliLink's financial statements will be available to Puma following the Closing Date.

          9.13 DATE OF CLOSING. The Closing shall occur on or before April 30, 1996, or such later date as the parties may mutually agree.

          9.14 SECURITIES LAWS. IntelliLink and Puma shall have complied with all applicable federal and state securities laws.

          9.15 AMENDMENT TO PUMA AMENDED AND RESTATED ARTICLES OF
INCORPORATION. Puma shall have amended its Amended and Restated Articles of Incorporation by filing an Amendment to its Amended and Restated Articles of Incorporation in substantially the form attached hereto as Exhibit 9.15.

          9.16 EXHIBITS. All of the Exhibits to this Agreement shall have been delivered and IntelliLink shall be reasonably satisfied with the content and form of all such schedules, with the understanding that acceptance of the schedules shall not be withheld unless such schedules are materially adversely different from prior disclosures by the other party.

     10.  TERMINATION OF AGREEMENT.

          10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows:

               (a)  By the mutual written consent of each of the parties hereto;

               (b) By Puma if any of the conditions precedent to Puma's obligations contained herein shall not have been fulfilled at and as of the Closing; or

               (c) By IntelliLink if any of the conditions precedent to IntelliLink's obligations contained herein above shall not have been fulfilled at and as of the Closing.

               (d) By either IntelliLink or Puma, if the Merger is not effected by April 30, 1996.

     Any termination of this Agreement under this Section 10.1 shall be effective by the delivery of written notice of the terminating party to the other parties hereto.

          10.2 LIABILITY FOR TERMINATION.

               (a)  Any termination of this Agreement pursuant to this
Section 10 shall be without further obligation or liability upon any party in favor of any other party hereto; provided, that if such termination shall result from the willful failure of a party to carry out its obligations under this Agreement, then such party shall be liable for losses incurred by the other parties. The provisions of this Section
               (b) In the event that IntelliLink unilaterally terminates the Acquisition Agreement process without cause, IntelliLink enters into any agreement for a transaction of the type referred to in Section 5.2(g)(ii) with any third party, then IntelliLink will immediately pay to Puma the cash sum of $500,000 upon closing of such transaction as set forth in Section 5.2(g)(ii).

          10.3 CERTAIN EFFECTS OF TERMINATION. In the event of the termination of this Agreement by either IntelliLink or Puma as provided in Section 10.1 hereof:

               (a)  each party, if so requested by the other party, will
(i) return promptly every document (other than documents publicly available) furnished to it by the other party (or any subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, or (ii) destroy such documents and cause its representatives and such other representatives to destroy such documents, and such party shall deliver a certificate executed by its President or Vice President stating to such effect; and

               (b) IntelliLink and Puma shall continue to abide by the provisions of the previously executed Mutual Nondisclosure Agreement between Puma and IntelliLink. This Section shall survive any termination of this Agreement.

          10.4 REMEDIES. No party shall be limited to the termination right granted in Section 10.1 hereto by reason of the nonfulfillment of any condition to such party's closing obligations but may, in the alternative, elect to do one of the following:

               (a) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the transactions contemplated hereby shall be deemed a waiver of any misrepresentation or breach of warranty or covenant and of any party's rights and remedies with respect thereto to the extent that the other party shall have actual knowledge of such misrepresentation or breach and the Closing shall nonetheless take place; or

               (b)  decline to close, terminate this Agreement as provided in
Section 10.1 hereof, and thereafter seek damages to the extent permitted in
Section 10.5 hereof.

          10.5 RIGHT TO DAMAGES.  If this Agreement is terminated pursuant to
Section 10.1 hereof, neither party hereto shall have any claim against the other except if the circumstances giving rise to such termination were caused by the other party's wilful failure to comply with a material covenant set forth herein, in which event termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party, and said party shall be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

     11.  ESCROW AND INDEMNIFICATION.

          11.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Puma or IntelliLink may have as a result of such investigation or otherwise, Puma and IntelliLink will be entitled to rely upon the other party's representations, warranties and covenants set forth in this Agreement. The representations and warranties of Puma will terminate upon the Closing. The obligations of IntelliLink with respect to their representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect, until the date twenty-four (24) months following the Closing Date (the "Termination Date"), at which time the representations, warranties and covenants of IntelliLink set forth in this Agreement and all liability of the holders of IntelliLink Common Stock who receive Puma Common Stock pursuant to the terms of this Agreement and the Plan of Merger (collectively, the "Former IntelliLink Shareholders") with respect to those representations, warranties and covenants will terminate; provided, however, that thereafter the Former IntelliLink Shareholders will remain liable to the extent set forth below for Damages (as defined below) in connection with any indemnity claim set forth in an Officer's Certificate (as defined below) provided that such Officer's Certificate has been delivered to the IntelliLink Agent (as defined below) on or before the respective Termination Date for such item, and until such time as such indemnity claim has been finally decided, settled or adjudicated.

          11.2 INDEMNITY. From and after the Effective Time of the Merger, and subject to the provisions of Section 11.1, Puma and the Surviving Corporation (on or after the Closing Date) shall be indemnified and held harmless by the Former IntelliLink Shareholders against, and reimbursed for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (excluding any indirect or consequential damages to Puma (such as lost profits), other than any such damages resulting from injunctive relief granted as to an intellectual property claim, but including reasonable attorneys' fees (excluding costs relating to in-house attorneys) and expenses, and the costs of investigation (excluding in-house costs of investigation) incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by Puma or the Surviving Corporation as a result of any misrepresentation or breach of any representation, warranty, or covenant on the part of IntelliLink under this Agreement (the "Damages"). Damages in each case shall be net of the amount of any insurance proceeds, indemnity and contribution actually recovered by Puma or the Surviving Corporation. "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by Puma in the absence of claims by a third party.

          11.3 ESCROW FUND.  As security for the indemnity provided for in
Section 11.2 hereof, an aggregate of (i) 76,897 shares of Puma Common Stock issued to the Former IntelliLink Shareholders pursuant to this Agreement and the Plan of Merger, without any act of such Former IntelliLink Shareholders, shall be deposited by Puma and/or the Exchange Agent in an escrow account with Wells Fargo Bank (or other mutually acceptable institution) as Escrow Agent (the "Escrow Agent"), as of the Effective Time, and (ii) one share of Puma Common Stock for every nine shares of Puma Common Stock issued pursuant to any full or partial exercise of the Greylock Warrant and any full or partial exercise of the Greylock Convertible Debenture, such deposits to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in this Agreement and the provisions of an Escrow Agreement in the form of Exhibit 9.11 (the "Escrow Agreement"). The shares of Puma Common Stock to be placed in the Escrow Fund shall be allocated among the Former IntelliLink Shareholders on a pro-rata basis in accordance with the number of shares of Puma Common Stock issued to the Former IntelliLink Shareholders. Upon compliance with the terms hereof and subject to the provisions of this
Section 11.3, Puma and the Surviving Corporation shall be entitled to obtain indemnity from the Escrow Fund for Damages covered by the indemnity provided for in Section 11.2 of this Agreement. Puma shall compensate the Escrow Agent for its services in maintaining the Escrow Fund. Unless and until shares of Puma Common Stock are delivered to Puma in accordance with the provisions of this Section 11, all shares of Puma Common Stock held in the Escrow Fund shall be registered either in the name of the Escrow Agent or the Former IntelliLink Shareholder to whom such shares are originally issued or a nominee, and, in any event, such Former IntelliLink Shareholder shall have and may exercise any and all voting, dividend and other rights with respect to such shares.

          11.4 ESCROW PERIOD. The Escrow Fund shall remain in existence during the period of time (the "Escrow Period") between the Effective Time and the Termination Date or the date to which it may be extended under Section 11.1.

          11.5 PROTECTION OF ESCROW FUND. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, in accordance with the terms of this Agreement and not as the property of Puma or the Surviving Corporation, and shall hold and dispose of the Escrow Fund only in accordance with the terms of the Escrow Agreement. Shares of Puma Common Stock that are delivered out of the Escrow Fund shall decrease on a pro rata basis (in proportion to the original contribution of each Former IntelliLink Shareholder to the Escrow Fund) the number of shares of Puma Common Stock which each Former IntelliLink Shareholder is entitled to receive upon the distribution described in
Section 11.9.

          11.6 CLAIMS UPON ESCROW FUND. Upon receipt by the Escrow Agent on or before the Termination Date of a certificate signed by any officer of Puma (an "Officer's Certificate"):

               (a) stating that Puma or the Surviving Corporation has paid or properly accrued or knows of facts giving rise to a reasonable probability that it will have to pay or accrue Damages in an aggregate stated amount with respect to which Puma or the Surviving Corporation is entitled to payment from the Escrow Fund pursuant to this Agreement; and

               (b) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, the specific nature of the misrepresentation or breach to which such item is related, the Escrow Agent shall, subject to the provisions of Section 11.7 of this Agreement, deliver to Puma a number of shares of Puma Common Stock with a value, based upon the most recent determination of the per share fair market value of the Puma Common Stock as determined by the Puma Board of Directors for the purpose of issuing stock options (the "Puma Board Valuation").

          11.7 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to Thomas Payne (the "IntelliLink Agent") and for a period of thirty
(30) days after such delivery, the Escrow Agent shall not deliver any shares pursuant to Section 11.6 unless the Escrow Agent shall have received written authorization from the IntelliLink Agent to make such delivery.
After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the shares in accordance with Section 11.7 provided that no such payment or delivery may be made if the IntelliLink Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          11.8 RESOLUTION OF CONFLICTS.

               (a) MEMORANDUM OF AGREEMENT. In case the IntelliLink Agent shall so object in writing to the indemnity of Puma in respect of any claim or claims made in any Officer's Certificate, the IntelliLink Agent and Puma shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the IntelliLink Agent and Puma should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares from the Escrow Fund in accordance with the terms thereof.

               (b) ARBITRATION. If no such agreement can be reached after good faith negotiation, either Puma or the IntelliLink Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Puma and the IntelliLink Agent agree to arbitration; and in such event the matter shall be settled by arbitration conducted by three arbitrators. Puma and the IntelliLink Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators so selected as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and, notwithstanding anything in
Section 11.7, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments or distributions out of the Escrow Fund in accordance with such decision.

               (c) JUDGMENT. Any such arbitration shall be held in San Jose, California under the commercial rules then in effect of the American Arbitration Association ("AAA"). Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. For the purposes of this
Section 11.8(c) in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Puma shall be deemed to be the non-prevailing party unless the arbitrators award Puma more than 50% of the amount in dispute, plus any amounts not in dispute; otherwise, the Former IntelliLink Shareholders shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration hereunder shall pay its own expenses, the fees of each arbitrator, the administrative fee of AAA, and the expenses (including, without limitation, attorneys' fees and costs) incurred by the other party to the arbitration.

          11.9 DISTRIBUTION UPON TERMINATION OF ESCROW PERIOD. Promptly following the Termination Date, the Escrow Agent shall deliver to the Former IntelliLink Shareholders all of the shares in the Escrow Fund with a value, based upon the Puma Board Valuation, in excess of any amount of such funds reasonably necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Officer's Certificate delivered to the Escrow Agent on or before the Termination Date and any unsatisfied or disputed claims by the IntelliLink Agent under Section 11.10(b). As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Former IntelliLink Shareholders all shares remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of shares to the Former IntelliLink Shareholders pursuant to this section shall be made in proportion to their original contributions to the Escrow Fund.

          11.10     INTELLILINK AGENT.

               (a) The IntelliLink Agent shall be appointed and constituted agent by the Former IntelliLink Shareholders, for and on behalf of the Former IntelliLink Shareholders: to enter into and perform in accordance with the terms and conditions of the Escrow Agreement; to give and receive notices and communications; to authorize delivery to Puma of Puma Common Stock from the Escrow Fund in satisfaction of claims by Puma; to object to such deliveries; to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; to endorse certificates evidencing Puma Common Stock distributed to it pursuant to Section 11.10(b) and sell shares evidenced thereby in the open market; and to take all actions necessary or appropriate in the judgment of the IntelliLink Agent for the accomplishment of the foregoing and this Section
11. The IntelliLink Agent may resign upon thirty (30) days notice to the parties to this Agreement. The IntelliLink Agent may be replaced by the Former IntelliLink Shareholders from time to time upon not less than five (5) days' prior written notice to Puma; provided that the IntelliLink Agent may not be replaced unless holders of a majority of the shares in the Escrow Fund agree to such replacement. No bond shall be required of the IntelliLink Agent, and the IntelliLink Agent shall receive no compensation for his services except as provided in Section 11.10(b). Notices or communications to or from the IntelliLink Agent shall constitute notice to or from each of the Former IntelliLink Shareholders.

               (b) The IntelliLink Agent shall not be personally liable to Puma, the Surviving Corporation, or the Former IntelliLink Shareholders for any act done or omitted hereunder as IntelliLink Agent while acting in good faith and in the exercise of reasonable judgment, and any act performed or omitted pursuant to the advice of counsel shall be conclusive evidence of good faith. The Former IntelliLink Shareholders shall indemnify the IntelliLink Agent and hold the IntelliLink Agent harmless for their respective pro rata share against, any loss, liability or expense that is incurred without bad faith on the part of the IntelliLink Agent and arise out of or in connection with the acceptance or administration of the IntelliLink Agent's duties hereunder. The IntelliLink Agent shall have reasonable access to information about IntelliLink and Puma, and the reasonable assistance of IntelliLink's and Puma's officers and employees for the purpose of performing his duties and exercising his rights hereunder; provided, however, that the IntelliLink Agent shall treat as confidential and not disclose any nonpublic information from or about IntelliLink or Puma to anyone (except on a need to know basis to individuals who agree in writing with Puma to treat such information as confidential). The IntelliLink Agent shall be entitled to a distribution of shares of Puma Common Stock from the Escrow Fund with a value (based upon the average closing price of Puma Common Stock for the five (5) trading days immediately prior to such distribution) equal to any such indemnity claim which has not been satisfied; provided, however, that no such distribution shall be made until all claims of Puma set forth in any Officer's Certificate delivered to the Escrow Agent on or prior to the Termination Date have been resolved.

          11.11 ACTIONS OF THE INTELLILINK AGENT. A decision, act, consent or instruction of the IntelliLink Agent shall constitute a decision of all the Former IntelliLink Shareholders and shall be final, binding and conclusive upon each of the Former IntelliLink Shareholders, and the Escrow Agent and Puma may rely upon any decision, act, consent or instruction of the IntelliLink Agent as being the decision, act, consent or instruction of each and all of the Former IntelliLink Shareholders. The Escrow Agent and Puma are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the IntelliLink Agent.

          11.12 THIRD-PARTY CLAIMS. In the event Puma becomes aware of a third-party claim which Puma believes may result in a demand against the Escrow Fund, Puma shall promptly notify the IntelliLink Agent of such claim. Puma shall have the right to settle any such claim with the written consent of the IntelliLink Agent, which consent shall not be unreasonably withheld. In the event that the IntelliLink Agent has consented to any such settlement, neither the Former IntelliLink Shareholders nor the IntelliLink Agent shall have any power or authority to object under Section 11.7 or any other provision of this Agreement to the amount of any claim by Puma against the Escrow Fund for indemnity with respect to such settlement. If any proceeding is commenced, or if any claim, demand or assessment is asserted, in respect of which a claim for indemnification is or might be made against the Escrow Fund based on matters other than (i) the intellectual property of IntelliLink or (ii) claims made by customers of Puma or IntelliLink, the IntelliLink Agent may, at his option, contest or defend any such action, proceeding, claim, demand or assessment, with counsel selected by the IntelliLink Agent who is reasonably acceptable to Puma; provided, however, that if Puma shall reasonably object to such control, then the IntelliLink Agent and Puma shall cooperate in the defense of such matter; provided further, that the IntelliLink Agent shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of Puma, which consent shall not be unreasonably withheld. With respect to any claim for indemnification based on matters relating to the intellectual property of IntelliLink, or customers of IntelliLink or Puma, Puma shall have the option to defend any such proceeding; provided, however, that Puma shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the IntelliLink Agent, which consent shall not be unreasonably withheld. The IntelliLink Agent or Puma, whichever is not controlling the defense of any matter, shall be entitled, at his or its expense, to participate in such defense.

          11.13     ESCROW AGENT'S DUTIES AND POWERS.

               (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in the Escrow Agreement and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

               (b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.
In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

               (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for under this Agreement.

               (d) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

               (e) The Escrow Agent is hereby expressly authorized to engage legal counsel as it may deem necessary or advisable.

          11.14 NON-EXCLUSIVE REMEDIES. This Section 11 sets forth a remedy of Puma and the Surviving Corporation after the Closing with respect to any representation, warranty or covenant made by IntelliLink or the Founders under this Agreement. Such remedy is not intended to be exclusive, however, no former shareholder, optionholder, director, officer, employee or agent of IntelliLink shall have any personal liability to Puma or the Surviving Corporation after the Closing in connection with the Merger in excess of such person's proceeds hereunder; provided, however, that nothing herein limits any potential remedies of Puma or the Surviving Corporation, arising under applicable state and federal laws with respect to any intentional or fraudulent breaches of the representations, warranties or covenants of IntelliLink made in or pursuant to this Agreement.

     12.  MISCELLANEOUS.

          12.1 GOVERNING LAW. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

          12.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

          12.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          12.4 ENTIRE AGREEMENT. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

          12.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

          12.6 EXPENSES. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto, PROVIDED, HOWEVER, that upon the Closing of the Merger, Puma will reimburse the reasonable fees of IntelliLink's counsel, accountants, financial advisors and any other of its representatives in connection with the Merger in an aggregate amount not to exceed $7,500.

          12.7 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

          12.8 SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto and shall terminate on the date one year after the Closing Date.

          12.9 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

          12.10 NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally,
(b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this
Section 12.10.


               IntelliLink:   IntelliLink Corp.
                              One Tara Bldg., Suite 210
                              Nashua, NH 03062
                              Attention:  Thomas Peralta


               With copy to:  Thomas Payne
                              7516 N. Clearwater Pkwy.
                              Paradise Valley, AZ  85853

               Puma:          Puma Technology, Inc.
                              2940 North First Street
                              San Jose, CA 95134
                              Attn:  Bradley A. Rowe, President and CEO

               With copy to:  Gray Cary Ware & Freidenrich
                              400 Hamilton Avenue
                              Palo Alto, CA 94301
                              Attn:  Eric J. Lapp, Esq.

Such notice will be treated as having been received upon actual receipt.

          12.11     TIME.  Time is of the essence of this Agreement.

          12.12 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

          12.13 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 12.13.

          12.14 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

          12.15 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          12.16 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PUMA TECHNOLOGY, INC.


By:
   --------------------------------

Title:
      -----------------------------

PUMA ACQUISITION, INC.


By:
   --------------------------------

Title:
      -----------------------------


INTELLILINK CORP.


By:
   --------------------------------

Title:
      -----------------------------



-----------------------------------
Michael Blanchette


-----------------------------------
Keith Crozier


-----------------------------------
Thomas Payne